EXHIBIT 99.1
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NEWS RELEASE

FOR IMMEDIATE RELEASE..................................

                                     ACCESSITY CONTACT: CHARLES R. HOLCOMB
                                                        (954) 752-6161 EXT. 241

                                   CORPORATE WEB ADDRESS:  WWW.ACCESSITYCORP.COM



      ACCESSITY CORP. REPORTS SIGNIFICANT IMPROVEMENT IN QUARTERLY RESULTS

        PRETAX LOSS DROPS 74%, PUTTING COMPANY ON COURSE TO PROFITABILITY

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Coral Springs, FL, November 11, 2003....ACCESSITY CORP. [NASDAQ SMALLCAP: ACTY]
reported today that its pretax loss from continuing operations fell 74% from $1,205,000 in the third quarter of 2002 to $316,000 in the third quarter of 2003 and that quarterly net losses also declined in each of the first three quarters of calendar 2003. Net losses dropped from $493,000 in the first quarter to $428,000 in the second quarter and then declined an additional 35% to $280,000 in the third quarter. The pretax loss amounts from continuing operations exclude the effect of discontinued automotive operations and the non-cash impact of deferred tax calculations in 2002; these amounts are included in the net loss figures.

The Company's improving results reflect the continuing growth of its recently formed medical business, Sentaur Corp., as well as further reductions in its operating expenses. The Company's net loss of $280,000 equated to $.03 per basic and diluted share for the quarter ended September 30, 2003, versus a net loss of $878,000, or $.08 per basic and diluted share, in the third quarter of 2002.

Sentaur, which provides medical claim audit and recovery services to hospitals and physician groups, generated $165,000 in revenue in 2003's third quarter as its share of collections of nearly $500,000 on behalf of its hospital clients. Continued growth is expected as Sentaur brings on staffing to meet the needs of hospitals that it already has under contract but has not yet begun to serve.

"We continue to believe that the business signals are very strong, and that the transition which we began nearly 10 months ago was the correct move for our

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shareholders," said Barry Siegel, Chairman and CEO of Accessity. "The hospitals we approach are both receptive to our programs and appreciative of our impact on their bottom line. Also, the business is not nearly as labor intensive as our previous automotive businesses, producing net margins that are substantially higher. We have now completely exited the operating activities of our automotive businesses with the sale of the ADS unit on August 1, 2003 and are focusing on acquisitions that will complement our new health care services strategy and expand our business lines."

For the nine months ended September 30, 2003, Accessity recorded a net loss of $1,202,000, versus net income of $1,824,000 for the comparable period of 2002. The earlier period's results reflected the gain on the sale of the Company's fleet services business and income tax benefits from net operating loss carryforwards.

Siegel noted that the Company is in a strong position financially, with no debt and reduced operating expenses. Current assets total $5,000,000, including $4,730,000 in cash or liquid investments, stockholders equity of $5.4 million and a working capital ratio of 11 to 1.

Sentaur was established to help hospitals by subrogating against health insurance companies and preferred provider organizations (PPOs) that have inappropriately taken discounts to which they were not entitled in paying hospital bills for insured patients. Sentaur analyzes client hospitals' billing records to uncover such inappropriate discounts and receives a share of any funds recovered.

This announcement contains "forward looking statements." Words "anticipate," "believe," "estimate," "expect" and other similar expressions as they relate to the Company and its management are intended to identify such forward looking statements. Although the Company and its management believe that the statements contained in this announcement are reasonable, it can give no assurances that such statements will prove correct. Factors that could affect the occurrence of events or results discussed herein are included with those mentioned in the Company's filings with the Securities and Exchange Commission. ######